Exhibit 1

P R E S S R E L E A S E

Company Contacts		IR Agency Contact
Guy Avidan, VP Finance & CFO AudioCodes Tel: +972-3-976-4000 guy.avidan@audiocodes.com	Shirley Nakar, Director, Investor Relations AudioCodes Tel: +972-3-976-4000 shirley@audiocodes.com	Erik Knettel, Grayling Tel: +1-646-284-9415 erik.knettel@grayling.com

AudioCodes Reports Third Quarter 2012 Results

Lod, Israel – November 5, 2012 – AudioCodes (NasdaqGS: AUDC), a leading provider of Voice over IP (VoIP) technologies, products and services, today announced financial results for the third quarter ended September 30, 2012.

Revenues for the third quarter of 2012 were $31.4 million, compared to $31.0 million for the second quarter of 2012, and $36.0 million for the third quarter of 2011.

Net loss in accordance with U.S. generally accepted accounting principles (GAAP) was $1.1 million, or ($0.03) per diluted share, for the third quarter of 2012, compared to $2.0 million, or ($0.05) per diluted share, for the second quarter of 2012, and $527,000, or ($0.01) per diluted share, for the third quarter of 2011.

Non-GAAP net loss for the third quarter of 2012 was $419,000, or ($0.01) per diluted share, compared to $1.4 million, or ($0.04) per diluted share, for the second quarter of 2012, and non-GAAP net income of $274,000, or $0.01 per diluted share, for the third quarter of 2011.

Non-GAAP net income (loss) excludes: (i) stock-based compensation expenses; and (ii) amortization expenses related to intangible assets. A reconciliation of net income (loss) on a GAAP basis to a non-GAAP basis is provided in the tables that accompany the condensed consolidated financial statements contained in this press release.

AudioCodes Reports Third Quarter 2012 Results	Page 1 of 9

In accordance with AudioCodes’ Board of Directors authorized program to repurchase up to 4.0 million of the Company’s Ordinary Shares, NIS 0.01 nominal (par) value, which was approximately 10% of the Company’s outstanding shares at the time the program was authorized in October 2011, the Company repurchased a total of approximately 1,274,000 of its ordinary shares at an aggregate cost of approximately $2.5 million during the third quarter of 2012. As of October 1, 2012, the authorized stock repurchase program was completed, with AudioCodes having repurchased 3.96 million of its ordinary shares at an aggregate cost of approximately $10.7 million.

Cash and cash equivalents, bank deposits and marketable securities were $54.1 million as of September 30, 2012, compared to $60.7 million as of June 30, 2012 and $72.8 million as of September 30, 2011. The quarter-to-quarter net decrease in cash balances was primarily related to cash used for operating activities and the reduction in the Company’s accounts payable outstanding as well as $2.5 million used for the repayment of loans and $2.0 million used for the aforementioned repurchase of ordinary shares during the quarter.

“We are pleased to report a return to sequential growth and improved financial performance for the third quarter of 2012,” said Shabtai Adlersberg, Chairman, President and Chief Executive Officer of AudioCodes. “Third quarter revenues demonstrate growth in key emerging business lines for the company, including with respect to the session border controller (SBC) and multi-service business router (MSBR) activities. We saw increased traction of our strategy to focus on the growing markets of unified communications, contact centers and business communications services, and experienced growing collaboration with our industry partners, which we believe will help us grow in coming years.”

“As we remain focused on improving bottom line results, we made solid progress with our restructuring plan announced in July 2012. Third quarter financial results reflect our initial progress on this front and provide support for our stated goal of returning to profitability in coming months,” concluded Mr. Adlersberg.

Conference Call & Web Cast Information

AudioCodes will conduct a conference call at 9:00 A.M., Eastern Time today to discuss the Company’s third quarter 2012 operating performance, financial results and updated outlook. The conference call will be simultaneously Web cast. Investors are invited to listen to the call live via Web cast at the AudioCodes corporate website at www.audiocodes.com.

AudioCodes Reports Third Quarter 2012 Results	Page 2 of 9

About AudioCodes

AudioCodes Ltd. (NasdaqGS: AUDC) designs, develops and sells advanced Voice over IP (VoIP) and converged VoIP and Data networking products and applications to Service Providers and Enterprises. AudioCodes is a VoIP technology market leader focused on converged VoIP and data communications and its products are deployed globally in Broadband, Mobile, Enterprise networks and Cable. The Company provides a range of innovative, cost-effective products including Media Gateways, Multi-Service Business Routers, Session Border Controllers (SBC), Residential Gateways, IP Phones, Media Servers and Value Added Applications. AudioCodes’ underlying technology, VoIPerfectHD™, relies on AudioCodes’ leadership in DSP, voice coding and voice processing technologies. AudioCodes’ High Definition (HD) VoIP technologies and products provide enhanced intelligibility and a better end user communication experience in Voice communications. For more information on AudioCodes, visit http://www.audiocodes.com.

Statements concerning AudioCodes' business outlook or future economic performance; product introductions and plans and objectives related thereto; and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters, are "forward-looking statements'' as that term is defined under U.S. Federal securities laws. Forward-looking statements are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from those stated in such statements. These risks, uncertainties and factors include, but are not limited to: the effect of global economic conditions in general and conditions in AudioCodes' industry and target markets in particular; shifts in supply and demand; market acceptance of new products and the demand for existing products; the impact of competitive products and pricing on AudioCodes' and its customers' products and markets; timely product and technology development, upgrades and the ability to manage changes in market conditions as needed; possible disruptions from acquisitions; the ability of AudioCodes to successfully integrate the products and operations of acquired companies into AudioCodes’ business; and other factors detailed in AudioCodes' filings with the U.S. Securities and Exchange Commission. AudioCodes assumes no obligation to update the information in this release.

©2012 AudioCodes Ltd. All rights reserved. AudioCodes, AC, HD VoIP, HD VoIP Sounds Better, IPmedia, Mediant, MediaPack, OSN, SmartTAP, VMAS, VoIPerfect, VoIPerfectHD, Your Gateway To VoIP and 3GX are trademarks or registered trademarks of AudioCodes Limited. All other products or trademarks are property of their respective owners. Product specifications are subject to change without notice.

Summary financial data follows

AudioCodes Reports Third Quarter 2012 Results	Page 3 of 9

AUDIOCODES LTD. AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

U.S. dollars in thousands

	September 30,	December 31,
	2012	2011
	Unaudited	Audited
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$9,446	$28,257
Short-term and restricted bank deposits	13,278	14,008
Short-term marketable securities and accrued interest	4,415	345
Trade receivables, net	26,904	30,923
Other receivables and prepaid expenses	6,885	4,477
Deferred tax assets	2,600	2,600
Inventories	18,732	20,415
Total current assets	82,260	101,025

LONG-TERM INVESTMENTS:
Long-term and restricted bank deposits	7,530	9,120
Long-term marketable securities	19,421	23,823
Investments in an affiliated company	1,309	1,251
Deferred tax assets	2,600	2,600
Severance pay funds	15,063	15,410
Total long-term assets	45,923	52,204

PROPERTY AND EQUIPMENT, NET	3,922	3,368

GOODWILL, INTANGIBLE ASSETS AND OTHER, NET	35,234	36,080

Total assets	$167,339	$192,677

LIABILITIES AND EQUITY

CURRENT LIABILITIES:
Current maturities of long-term bank loans	$9,936	$10,243
Trade payables	6,664	12,362
Other payables and accrued expenses	17,174	18,102
Deferred revenues	5,200	5,235
Total current liabilities	38,974	45,942

LONG-TERM LIABILITIES:
Accrued severance pay	15,450	$16,106
Long-term bank loans	15,843	22,912
Senior convertible notes	353	353
Deferred revenues and other liabilities	878	1,345
Total long-term liabilities	32,524	40,716

Total equity	95,841	106,019
Total liabilities and equity	$167,339	$192,677

AudioCodes Reports Third Quarter 2012 Results	Page 4 of 9

AUDIOCODES LTD. AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

U.S. dollars in thousands, except per share data

	Nine months ended		Three months ended
	September 30,		September 30,
	2012	2011	2012	2011
	(Unaudited)		(Unaudited)
Revenues	$94,684	$118,604	$31,363	$36,049
Cost of revenues	40,194	48,937	13,551	14,903
Gross profit	54,490	69,667	17,812	21,146
Operating expenses:
Research and development, net	22,446	23,909	7,201	7,939
Selling and marketing	30,319	32,485	9,567	11,157
General and administrative	6,481	6,854	2,278	2,408
Total operating expenses	59,246	63,248	19,046	21,504
Operating income (loss)	(4,756)	6,419	(1,234)	(358)
Financial income (expenses), net	366	516	231	(127)
Income (loss) before taxes on income	(4,390)	6,935	(1,003)	(485)
Taxes on income, net	(284)	(193)	(101)	(46)
Equity in profit (losses) of an affiliated companies	(27)	(248)	(4)	4
Net income (loss)	$(4,701)	$6,494	$(1,108)	$(527)
Basic net earnings (loss) per share	$(0.12)	$0.16	$(0.03)	$(0.01)
Diluted net earnings (loss) per share	$(0.12)	$0.15	$(0.03)	$(0.01)
Weighted average number of shares used in computing basic net earnings (loss) per share (in thousands)	39,523	41,553	38,673	41,718
Weighted average number of shares used in computing diluted net earnings (loss) per share (in thousands)	39,523	42,110	38,673	41,718

AudioCodes Reports Third Quarter 2012 Results	Page 5 of 9

AUDIOCODES LTD. AND ITS SUBSIDIARIES

NON-GAAP PROFORMA STATEMENTS OF OPERATIONS

U.S. dollars in thousands, except per share data

	Nine months ended		Three months ended
	September 30,		September 30,
	2012	2011	2012	2011
	(Unaudited)		(Unaudited)
Revenues	$94,684	$118,604	$31,363	$36,049
Cost of revenues (1) (2)	39,520	48,025	13,327	14,664
Gross profit	55,164	70,579	18,036	21,385
Operating expenses:
Research and development, net (1)	22,144	23,504	7,110	7,815
Selling and marketing (1) (2)	29,707	31,473	9,342	10,883
General and administrative (1)	6,026	6,310	2,129	2,244
Total operating expenses	57,877	61,287	18,581	20,942
Operating income (loss)	(2,713)	9,292	(545)	443
Financial income (expenses), net	366	516	231	(127)
Income (loss) before taxes on income	(2,347)	9,808	(314)	316
Taxes on income, net	(284)	(193)	(101)	(46)
Equity in profit (losses) of an affiliated companies	(27)	(248)	(4)	4
Net income (loss)	$(2,658)	$9,367	$(419)	$274
Diluted net earnings (loss) per share	$(0.07)	$0.22	$(0.01)	$0.01
Weighted average number of shares used in computing diluted net earnings (loss) per share (in thousands)	39,523	42,589	38,673	42,521

(1)	Excluding stock-based compensation expenses related to options and restricted stock units granted to employees and others.
(2)	Excluding amortization of intangible assets related to the acquisitions of Nuera, Netrake and CTI Squared.

Note: Non-GAAP measures should be considered in addition to, and not as a substitute for, the results prepared in accordance with GAAP. The Company believes that non-GAAP information is useful because it can enhance the understanding of its ongoing economic performance and therefore uses internally this non-GAAP information to evaluate and manage its operations. The Company has chosen to provide this information to investors to enable them to perform comparisons of operating results in a manner similar to how the Company analyzes its operating results and because many comparable companies report this type of information.

AudioCodes Reports Third Quarter 2012 Results	Page 6 of 9

AUDIOCODES LTD. AND ITS SUBSIDIARIES

RECONCILIATION OF GAAP NET INCOME (LOSS) TO NON-GAAP NET INCOME (LOSS)

U.S. dollars in thousands, except per share data

	Nine months ended		Three months ended
	September 30,		September 30,
	2012	2011	2012	2011
	(Unaudited)		(Unaudited)
GAAP net income (loss)	$(4,701)	$6,494	$(1,108)	$(527)
GAAP net earnings (loss) per share	$(0.12)	$0.15	$(0.03)	$(0.01)
Cost of revenues:
Stock-based compensation (1)	56	97	18	33
Amortization expenses (2)	618	815	206	206
	674	912	224	239
Research and development, net:
Stock-based compensation (1)	302	405	91	124
Selling and marketing:
Stock-based compensation (1)	384	784	149	198
Amortization expenses (2)	228	228	76	76
	612	1,012	225	274
General and administrative:
Stock-based compensation (1)	455	544	149	164
Non-GAAP net income (loss)	$(2,658)	$9,367	$(419)	$274
Non-GAAP Diluted net earnings (loss) per share	$(0.07)	$0.22	$(0.01)	$0.01

(1)	Stock-based compensation expenses related to options and restricted stock units granted to employees and others.
(2)	Amortization of intangible assets related to the acquisitions of Nuera, Netrake and CTI Squared.

Note: Non-GAAP measures should be considered in addition to, and not as a substitute for, the results prepared in accordance with GAAP. The Company believes that non-GAAP information is useful because it can enhance the understanding of its ongoing economic performance and therefore uses internally this non-GAAP information to evaluate and manage its operations. The Company has chosen to provide this information to investors to enable them to perform comparisons of operating results in a manner similar to how the Company analyzes its operating results and because many comparable companies report this type of information.

AudioCodes Reports Third Quarter 2012 Results	Page 7 of 9

AUDIOCODES LTD. AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

U.S. dollars in thousands

	Nine months ended		Three months ended
	September 30,		September 30,
	2012	2011	2012	2011
	( Unaudited)	( Unaudited)	( Unaudited)	( Unaudited)
Cash flows from operating activities:
Net income (loss)	$(4,701)	$6,494	$(1,108)	$(527)
Adjustments required to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,136	2,522	735	721
Amortization of marketable securities premiums and accretion of discounts, net	327	306	110	110
Equity in losses (profit) of affiliated companies and interest on loans to affiliated company	14	248	(9)	(4)
Decrease in accrued severance pay, net	(309)	(50)	(89)	(5)
Stock-based compensation expenses	1,197	1,831	407	(76)
Decrease (increase) in accrued interest on marketable securities, bank deposits and structured notes	5	(181)	-	(3)
Decrease (increase) in trade receivables, net	4,019	(*)(5,526)	219	(*)1,718
Decrease (increase) in other receivables and prepaid expenses	(2,408)	(*)(1,397)	(895)	(*)1,431
Decrease (increase) in inventories	1,683	(*)(2,177)	838	(*)(2,131)
Decrease in trade payables	(5,698)	(2,470)	(462)	(1,174)
Increase (decrease) in deferred revenues	285	(*)2,045	(868)	(*)1,246
Decrease in other payables and accrued expenses	(1,789)	(6,942)	(123)	(1,711)
Net cash used in operating activities	(5,239)	(5,297)	(1,245)	(405)
Cash flows from investing activities:
Purchase of marketable securities	-	(24,402)	-	-
Short-term deposits, net	730	(16,735)	(959)	(17,744)
Investment in affiliated company, net	(72)	-	(22)	-
Proceeds from long-term bank deposits	1,590	-	600	-
Purchase of property and equipment	(1,844)	(1,263)	(674)	(434)
Net cash provided by (used in) investing activities	404	(42,400)	(1,055)	(18,178)

(*) Reclassified

AudioCodes Reports Third Quarter 2012 Results	Page 8 of 9

AUDIOCODES LTD. AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Continued)

U.S. dollars in thousands

	Nine months ended		Three months ended
	September 30,		September 30,
	2012	2011	2012	2011
	( Unaudited)	( Unaudited)	( Unaudited)	( Unaudited)
Cash flows from financing activities:
Purchase of treasury stock	(6,299)	-	(2,050)	-
Proceeds from long-term bank loans	-	18,750	-	18,750
Repayment of long-term bank loans	(7,376)	(4,500)	(2,477)	(1,500)
Payment of acquisition of NSC	(336)	(278)	-	-
Proceeds from issuance of shares upon exercise of options, warrants and employee stock purchase plan	35	1,383	-	10
Net cash provided by (used in) financing activities	(13,976)	15,355	(4,527)	17,260

Decrease in cash and cash equivalents	(18,811)	(32,342)	(6,827)	(1,323)
Cash and cash equivalents at the beginning of the period	28,257	50,311	16,273	19,292
Cash and cash equivalents at the end of the period	$9,446	$17,969	$9,446	$17,969

AudioCodes Reports Third Quarter 2012 Results	Page 9 of 9